Exhibit (a)(3)

THE COMPANIES LAW (2004 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

THE ENDOWMENT OFFSHORE TEI FUND, LTD.

THE COMPANIES LAW (2004 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

THE ENDOWMENT OFFSHORE TEI FUND, LTD.

1	The name of the Company is The Endowment Offshore TEI Fund, Ltd.

2	The registered office of the Company shall be at the offices of M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, or at such other place as the Managing Member may decide.

3	The exclusive purpose for which the Company is established is to serve as a conduit between the Managing Member and the Master Fund, and the Company shall have full power and authority to carry out in connection with the foregoing any object not prohibited by The Companies Law (2004 Revision) or as revised, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is US$50,000 divided into 5,000,000 Shares of $0.01 par value each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

WE, the subscriber to this Memorandum of Association, wish to be formed into a company pursuant to this Memorandum of Association, and we agree to take the number of shares shown opposite our name.

DATED this [        ] day of March, 2005.

SIGNATURE and ADDRESS of SUBSCRIBER	NUMBER OF SHARES TAKEN
M&C Corporate Services Limited Of Ugland House, P.O. Box 309 GT, George Town, Grand Cayman Cayman Islands	One Share

acting by:

___________________
[ ]

___________________
[ ]

___________________
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Witness to the above signatures

I,                                                                  Registrar of Companies in and for the Cayman Islands DO HEREBY CERTIFY that this is a true and correct copy of the Memorandum of Association of this Company duly incorporated on the [            ] day of March, 2005.

______________________________________
REGISTRAR OF COMPANIES

THE COMPANIES LAW (2004 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

THE ENDOWMENT OFFSHORE TEI FUND, LTD.

1	DEFINITIONS AND INTERPRETATION

1.1	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there is something in the context inconsistent therewith, the following words and expressions shall have the following meanings:

“1940 Act”	means the U.S. Investment Company Act of 1940 and the rules, regulations and orders under the 1940 Act, as amended from time to time, or any successor law;

“Administrator”	means the person, firm or corporation appointed by the Managing Member and from time to time acting as administrator of the Company and the Master Fund, providing accounting and other administrative services with respect to the investments of the Company and the Master Fund, as contemplated in the Offering Memorandum, or in the absence of a third-party administrator, the Managing Member;

“Adviser”	means Endowment Advisers, L.P., a limited partnership formed under the laws of the State of Delaware and registered as an investment adviser under the Advisers Act, and any other Person or Persons subsequently engaged to provide investment management services to the Master Fund, the Company or the Managing Member in a similar capacity;

“Advisers Act”	means the U.S. Investment Advisers Act of 1940 and the rules, regulations and orders under the Advisers Act, as amended from time to time, or any successor law;

“Affiliate”	means an affiliated person as that term is defined in the 1940 Act;

“Articles”	means these articles of association of the Company, as the same may be amended or supplemented from time to time;

“Asset Allocation Ranges”	means the asset allocation ranges set forth on Schedule “A” to these Articles, as the same may be amended by the Managing Member from time to time in accordance with the Offering Memorandum, the governing documents of the Master Fund and the Managing Member, and applicable law, regulations and interpretations;

“Auditors”	means such firm of auditors appointed by the Managing Member from time to time to be auditors of the Company;

“Business Day”	means any day when the New York Stock Exchange is open for business and/or such other day or days as the Managing Member may from time to time determine;

“Capital Contribution”	means the contribution, if any, made, or to be made, as the context requires, to the capital of the Company by a Member or former Member, as the case may be, by way of the subscription for Shares;

“Cayman Islands”	means the British Overseas Territory of the Cayman Islands;

“Closing Date”	means the date as of which the Company commences operations;

“Code”	means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law;

“Company”	means the above named Company;

“Custodian”	means the person retained by the Company to provide custodial services with respect to the investments of the Company and the Master Fund, as contemplated in the Offering Memorandum;

“Dividend”	includes an interim dividend;

“dollars” or “$”	means the lawful currency of the United States and references to “cents” or “¢” should be construed accordingly;

“Electronic Record”	has the same meaning as in the Electronic Transactions Law, 2003;

“Extraordinary Resolution”	means a resolution passed by the holders of three-fifths (3/5) (or such greater fraction or percentage as may be specified in these Articles) of the Shares in the Company being entitled to do so in person or, where proxies are allowed, by proxy at a general or special meeting, and includes a unanimous written resolution. In computing the fraction or percentage where a poll is demanded regard shall be had to the number of votes to which each Member is entitled by these Articles;

“Fiscal Period”

means the period commencing on the Closing Date, and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending in each case at the close of business on the first to occur of the following dates:

(1)    the last day of a Fiscal Year;

(2)    the day preceding the date as of which a contribution to the capital of the Company is made by any Member in accordance with Article 6;

(3)    the day on which the Company repurchases Shares in accordance with Article 9;

(4)    the day as of which the Company admits a substituted Member to whom or which Shares of a Member have been Transferred (unless the Transfer of the Shares results in no change of beneficial ownership of the Shares);

(5)    the day as of which any amount is credited to or debited against the capital account of the Company with the Master Fund, other than an amount that is credited to or debited against all capital accounts of the Master Fund in accordance with the respective investment percentages of the holders thereof; or

(6)    December 31, or any other date that is the last day of the taxable year of the Company;

“Fiscal Year”	means the period commencing on the Closing Date and ending on December 31, 2005, and thereafter each period commencing on January 1 of each year and ending on December 31 of that year (or on the date of a final distribution), unless the Managing Member designate another fiscal year for the Company. The taxable year of the Company will end on December 31 of each year, or on any other date designated by the Managing Member that is a permitted taxable year-end for tax purposes, and need not be the same as the Fiscal Year;

“Investment Fund”	means an investment company, a general or limited partnership, a limited liability company or other pooled investment vehicle in which the Master Fund has invested and that is advised by an Investment Manager, whether or not, in each case, the entity is registered under the 1940 Act, and whether or not, in each case, the entity is formed by the Master Fund;

“Investment Manager”	means any Person designated by the Adviser to manage a portion of the assets of the Master Fund, either directly or through the investment by the Company in an Investment Fund. For purposes of these Articles, the term “Investment Manager” includes Subadvisers;

“Managing Member”	means The Endowment TEI Fund, L.P. or its permitted successors and assigns;

“Master Fund”	means The Endowment Master Fund, L.P., a Delaware limited partnership;

“Member”	has the same meaning as in the Statute, it being understood that the Managing Member is contemplated to be the sole Member of the Company;

“Memorandum”	means the memorandum of association of the Company;

“Net Asset Value”	means the total value of all assets of the Company, less an amount equal to all accrued debts, liabilities and obligations of the Company, calculated before giving effect to any repurchases of Shares;

“Net Asset Value per Share”	means the amount determined in accordance with the Articles as being the Net Asset Value per Share of a particular class;

“Offering Materials”	means subscription materials, including the Offering Memorandum, provided to prospective Members and prospective limited partners or shareholders of Members in connection with an investment to be made in the Company;

“Offering Memorandum”	means an offering memorandum relating to the offering of Shares in the Company or the offering of any securities of a holder of Shares of the Company (e.g., the offering of limited partner interests of the Managing Member), as the case may be, as the same may be amended, modified or supplemented from time to time;

“Ordinary Resolution”	means a resolution passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by these Articles;

“Person”	means a natural person, corporation, company, partnership, trust, unincorporated organisation, association, or any other entity which has legal personality;

“Placement Agent”	means any Person retained by the Managing Member on behalf of the Company to assist in the placement of Shares;

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members;

“Registered Office”	means the registered office for the time being of the Company;

“Related Party”	means, with respect to any Member, any trust company or entity in which such person is a beneficiary or investor, any Affiliate and any family member of such person who is within the second degree of consanguinity;

“Seal”	means the common seal of the Company and includes every duplicate seal;

“Securities”	means securities (including, without limitation, equities, debt obligations, options, and other “securities” as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation, currency or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations, currencies or commodities, and any options on those contracts;

“Separate Fund”	means a separate account maintained in accordance with these Articles;

“Servicing Agent”	means any Person retained by the Managing Member on behalf of the Company to provide investor services to each Member, which Person(s) will be designated by the Managing Member and shall initially be the Adviser (who may, from time to time, appoint sub-servicing agents);

“Share” and “Shares”	means a voting, participating redeemable Share in the capital of the Company of $0.01 par value designated as a Share and having the rights provided for under these Articles. Shares may be divided into classes in the discretion of the Managing Member in accordance with the provisions of these Articles and the term “Share” shall include all such classes of Share; includes a fraction of a share;

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution;

“Statute”	means The Companies Law (2004 Revision) of the Cayman Islands;

“Subadviser”	means an Investment Manager responsible either (1) for directly managing a portion of the assets of the Master Fund in a managed account or (2) for managing a special purpose investment vehicle in which the Investment Manager and the Master Fund are the sole limited partners, members or other interest holders;

“Subscription Agreement”	means a subscription agreement for Shares and, if relevant, for admission to the Company as a Member in such form as the Managing Member may from time to time in its absolute discretion require;

“Termination Event”	has the meaning given to it in Article 24;

“Transfer”	means the assignment, transfer, sale, change, mortgage, pledge or other disposition of Shares, including any right to receive any Dividends attributable thereto. Verbs, adverbs or adjectives such as “Transfer,” “Transferred” and “Transferring” have correlative meanings;

“United States” or “U.S.”	means the United States of America (including the states and the District of Columbia) its territories, its possessions and other areas subject to its jurisdiction; and

“Valuation Day”	means such day or days as the Managing Member shall from time to time determine, and may in the Managing Member’s discretion differ in relation to subscriptions and redemptions, which shall initially be at the end of each Fiscal Period.

1.2	In these Articles:

1.2.1	any reference to a Recital, Article or Schedule is to the relevant Recital, Article or Schedule of or to these Articles and any reference to an Article or paragraph is to the relevant Article or paragraph of the Article or Schedule in which it appears;

1.2.2	the Article headings are included for convenience only and shall not affect the interpretation of these Articles;

1.2.3	the singular includes the plural and vice versa;

1.2.4	any gender includes the other genders;

1.2.5	references to a time of the day are to be construed as references to U.S. Eastern time unless otherwise stated;

1.2.6	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.”

1.2.7	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words proceeding those terms; and

1.2.8	references to any document or agreement are to be construed as references to such document or agreement as is in force for the time being and as amended, varied, supplemented, substituted or novated from time to time.

2	COMMENCEMENT OF BUSINESS

2.1	The business of the Company may be commenced as soon after incorporation as the Managing Member shall see fit.

2.2	The Managing Member may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration and the initial issue of Shares.

3	SERVICE PROVIDERS

3.1	The Managing Member shall act as the manager of the Company’s business affairs and shall be responsible for all aspects of the management and business of the Company.

3.2	The Managing Member shall be empowered to conduct any of the functions, duties, powers and discretions which would otherwise by exercisable by directors under the Statute.

3.3	The Managing Member may appoint any person, firm or corporation to act as a service provider to the Company in respect of any class of Shares and to confer upon such service providers any of the functions, duties, powers and discretions exercisable by it as Managing Member upon such terms and conditions as it deems fit. Without limiting the generality of the foregoing, such service providers may include investment advisers, administrators, registrars, transfer agents, custodians and prime brokers, in each case consistent with the Offering Memorandum.

3.3.1

 With respect to any Investment Fund securities held by the Master Fund or any other similar master fund registered under the 1940 Act, as of the date on which the Master Fund becomes registered with the U.S. Securities and Exchange Commission as an investment company under the 1940 Act, and during any period of time in which the Master Fund remains so registered, such securities shall be under the control of one or more of the Master Fund’s custodian(s), as may be engaged from time to time, pursuant to Section 17(f) of the 1940 Act and the rules thereunder, and no person shall be authorized or permitted to have access to such securities except in accordance with Section 17(f) of the 1940 Act and the rules thereunder, and consistent with the terms of the Master Fund’s agreement with the relevant Master Fund custodian.

3.3.2	With respect to all cash and other securities held by the Company (including without limitation securities issued by the Master Fund), such cash and other securities shall be under the control of one or more Custodian(s), as may be engaged from time to time by the Managing Member, pursuant to Section 17(f) of the 1940 Act and the rules thereunder, and no person shall be authorized or permitted to have access to such cash or securities except in accordance with Section 17(f) of the 1940 Act and the rules thereunder, and consistent with the terms of the Company’s agreement with the relevant Custodian.

3.3.3	The Custodian shall be (and is hereby) designated as the Company’s agent for service of process in any suit, action or proceeding before the U.S. Securities and Exchange Commission or any court of competent jurisdiction. The Managing Member is authorized and empowered to execute one or more instruments in furtherance of such designation of agent for service or process as it deems fit, including without limitation on forms promulgated by the U.S. Securities and Exchange Commission or its staff from time to time.

3.4	Securities of the Master Fund held by the Company shall be held in book-entry form by a securities depository regulated by the U.S. Securities and Exchange Commission.

4	REGISTERED OFFICE

Subject to the provisions of the Statute, the Company may by resolution of the Managing Member change the location of its Registered Office.

5	BUSINESS PURPOSES AND POWERS

The business of the Company is to invest substantially all of the Company’s assets in securities of the Master Fund, which in turn shall purchase, sell, invest and trade in Securities and engage in any financial or derivative transactions relating to Securities. Portions of the Company’s assets (which may constitute, in the aggregate, all of the Company’s assets) shall be invested through the Master Fund in Investment Funds that invest and trade in Securities or in separate managed accounts through which the Master Fund may invest and trade in Securities, some or all of which may be advised by one or more Investment Managers or Subadvisers. The Company shall have the same investment objectives as the Master Fund and the Managing Member, in each case as described in the Offering Memorandum. The Company may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as the Managing Member may deem necessary or advisable to carry out its objective or business. In addition, the Company shall have the following powers:

5.1	to borrow money on such terms and conditions as may be necessary or advisable and, from time to time and without limit as to amount or manner and time of repayment, to issue, accept, endorse and execute promissory notes, drafts, bills of exchange, letters of credit, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment of the whole or any part of the property of the Company (including, without limitation, limited partnership interests in the Master Fund), whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such instruments and evidences of indebtedness of the Company; provided, however, that any such borrowing shall comply with the terms and conditions set forth in any Offering Memorandum;

5.2	to open and maintain bank accounts and cash on hand, and to draw checks or other orders for the payment of money, in each case in accordance with Article 3.3.2;

5.3	to sue and be sued, to prosecute, settle or compromise claims against third parties, to settle or compromise claims against the Company and to execute such documents, and make such representations, admissions and waivers, as may be necessary or advisable in connection with the foregoing objects and purposes;

5.4	to engage attorneys, independent accountants, the Custodian, the Administrator, the Servicing Agent and such other persons as may be necessary or advisable in connection with the foregoing objects and purposes; and

5.5	to engage in such other activities and transactions, and to enter into, make and perform such contracts, agreements and other undertakings, as may be necessary or advisable in connection with the foregoing objects and purposes or the activities contemplated by any Offering Memorandum.

6	ISSUE OF SHARES

6.1	The Managing Member may, on any Valuation Day, issue Shares (including issue of further Shares) only to itself, it being contemplated that the Managing Member will be the sole Member of the Company. Subject to these Articles, the Managing Member may allot, issue, grant options over or otherwise dispose of Shares with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend, voting, return of capital or otherwise, only to itself, at such times and on such other terms as the Managing Member deems proper.

6.2	In order that a Share be issued on a particular Valuation Day the Managing Member must receive a completed Subscription Agreement together with cleared funds by such time as the Managing Member may determine. Any applications received later than the time specified by the Managing Member shall be processed on the next Valuation Day.

6.3	Applications for the issue of Shares shall be made by way of a Subscription Agreement.

6.4	The price for Shares on the date of first issuance of a Share shall be determined by the Managing Member and thereafter Shares shall be issued at an aggregate price equal to the Net Asset Value per Share. Shares may be issued in fractions if the Managing Member so determines. Each Share in a class and series shall rank equally with each other Share in the same class and series with respect to all matters, including the right to receive distributions from the Company.

6.5	The Managing Member shall not make an entry in the Register recording the issue of a Share unless the Company has received payment in full in cleared funds. The Managing Member may, in its discretion, accept payment other than in cash by way of transfer to the Company of assets and securities.

6.6	Each Member shall bear all handling and other bank charges in connection with remittance of funds in respect of any application for Shares made by such Member.

6.7	The minimum aggregate initial Capital Contribution for Shares shall be $100,000 (which may be lowered or increased in the discretion of the Managing Member subject to an absolute minimum of $50,000).

6.8	The Managing Member shall have the power to designate Shares of any class by reference to a separate series and determine the manner in which Shares of any series differ from Shares of any other series including without limitation the manner in which:

6.8.1	Shares of any series shall participate in the assets and liabilities of the Company and the net asset value of each such series shall be calculated;

6.8.2	fees (including without limitation management fees, performance fees and redemption fees) payable to any service provider appointed by the Company may be levied or charged against the holders of Shares of any series;

6.8.3	the costs of, and any profits and/or losses arising from, any currency hedging may be levied or charged against the holders of Shares of any series; and

6.8.4	any other assets or liabilities of the Company shall be attributed to or borne by Shares of any series.

6.9	The Managing Member may, but need not, maintain a Separate Fund for a series of Shares. If a Separate Fund is maintained for a series of a class of Shares the provisions of these Articles dealing with the calculation of Net Asset Value shall apply, mutatis mutandis, to each such Separate Fund.

6.10	The Managing Member may in its absolute discretion refuse to issue Shares for any reason.

6.11	No Member shall be required to make additional contributions to the capital of the Company.

6.12	A Member may elect, as of the beginning of any Fiscal Period and with the consent of the Managing Member, to make additional Capital Contributions to acquire additional Shares (at the Net Asset Value per Share) in a minimum aggregate amount of $100,000 or more (subject to waiver on the part of the Managing Member).

6.13	The Company shall not issue Shares to bearer.

7	SUBSCRIPTION AGREEMENT

7.1	Upon or prior to the issue of Shares to an applicant, the applicant shall, unless already a Member, execute and deliver such instruments and take such actions as the Managing Member shall deem necessary or desirable including, without limitation, a Subscription Agreement.

7.2	A Subscription Agreement once submitted may not be revoked by the applicant without the consent of the Managing Member.

7.3	The Managing Member may issue Shares to any Person without the consent of the Members.

8	SHARE CERTIFICATES

8.1	Unless the Managing Member determines otherwise, no certificates shall be issued in respect of any Shares.

8.2	Certificates representing Shares, if issued, shall be in such form as shall be determined by the Managing Member in its absolute discretion. All certificates issued for Shares shall be consecutively numbered or otherwise identified (unless the Managing Member otherwise determines) and shall specify the Shares to which they relate. The name and address of the person to whom the Shares represented thereby are issued, with the amount of Shares (the class and series) and date of issue, shall be entered in the Register. All certificates surrendered to the Company for transfer shall be cancelled, and no new certificate shall be issued until the former certificate for a like amount of Shares has been surrendered and cancelled. Certificates shall be signed by or on behalf of the Managing Member in such manner as it may determine.

8.3	Notwithstanding Article 8.2, if a certificate is defaced, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and the payment of expenses incurred by the Company in investigating evidence, as the Managing Member in its absolute discretion determines.

9	REPURCHASES OF SHARES

9.1	Except as otherwise provided herein, no Member or other Person holding Shares will have the right to withdraw or tender Shares to the Company for redemption or repurchase. The Managing Member may, from time to time, in its complete and exclusive discretion and on terms and conditions as it may determine, cause the Company to repurchase Shares in accordance with written tenders, as described in the Offering Memorandum, the governing documents of the Master Fund and the Managing Member, and as permitted by applicable law, regulations and interpretations. The Managing Member will cause the Company to repurchase Shares in accordance with written tenders only on terms fair to the Company and to all Members and Persons holding Shares acquired from or through such Members.

9.2	The Managing Member may cause the Company to repurchase or to redeem Shares of a Member or any Person acquiring Shares from or through a Member, on terms fair to the Company and to the Member or Person acquiring Shares from or through such Member, upon the occurrence of events triggering the repurchase of limited partner interests of the Managing Member, as provided in governing documents of the Managing Member.

9.3	On a repurchase or redemption of Shares, the relevant Member must lodge with the Company or its authorised representative any certificate (if issued) representing the Shares which are being repurchased or redeemed. Unless the Managing Member determines otherwise, no payment in respect of such repurchase or redemption shall be made until such duly endorsed certificate shall have been received.

9.4	On repurchase or redemption of part only of the Shares comprised in a certificate, the Company shall, if the Managing Member has determined to issue a certificate, procure that a balance certificate in respect of such Shares is sent free of charge to the Member, or as that Member shall direct.

9.5	The Managing Member may at its option dispense with the production of any certificate which shall have become lost or destroyed upon compliance by the Member with the like requirements to those applying in the case of an application by him for replacement of a lost or destroyed certificate under Article 8.3.

9.6

All repurchases and redemptions shall be made in accordance with the provisions of the Statute and these Articles; provided, however, that the repurchase and redemption provisions of this Article 9 are intended to mirror redemption and repurchase provisions in the Offering Memorandum, the governing documents of the Master Fund and the Managing Member and applicable law, regulations and interpretations (including, without limitation, the 1940 Act); the Managing Member shall have discretion to the fullest extent permissible under the Statute to comply with such repurchase and redemption procedures of the Master Fund and the Managing Member, including without limitation waiving compliance with provisions contained in this Article 9.

10	DIVIDENDS, DISTRIBUTIONS AND RESERVE

10.1	Subject to the Statute, these Articles, and the Offering Memorandum the Managing Member may, in its absolute discretion, declare Dividends and distributions on any class of Shares in issue and authorise payment of the Dividends or distributions out of the relevant Separate Fund in respect of each class of Shares. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

10.2	Except as otherwise provided by the rights attached to Shares, all Dividends in respect of a particular class of Shares shall be declared and paid according to the par value of the Shares of the class that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

10.3	The Managing Member may deduct and withhold from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise or any monies which the Company is obliged by law to pay to any taxing or other authority.

10.4	The Managing Member may, in respect of any one or more class of Shares, resolve to accumulate the income or profits arising or accruing to that class and for so long as such resolution remains in effect, no Dividend shall be declared or paid in respect of such class.

10.5	Under no circumstances may the assets (or the income derived from such assets) attributed to a Separate Fund in respect of any class of Shares be used to pay a Dividend in respect of a Separate Fund which is attributed to any other class of Shares.

10.6	The Managing Member may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Managing Member may settle the same as it deems expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Managing Member.

10.7

Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

10.8	Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Dividend may, in the discretion of the Managing Member, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

10.9	No Dividend or distribution shall bear interest against the Company.

11	VALUATIONS

11.1	On each Valuation Day, the Net Asset Value of the Company shall be determined by such time as the Managing Member shall from time to time determine, and shall be equal to the aggregate value as at such time on the Valuation Day as the Managing Member shall determine of all the assets of the Company less all the liabilities of the Company (calculated on the basis of this Article 11). Such determination shall be binding on all the Members.

11.2	In making such determination, the value of such assets and the value of such liabilities shall be determined in accordance with guidelines adopted by the Managing Member from time to time.

11.3	The Company may comprise more than one class and series of Shares and the Net Asset Value per Share may differ between classes and series of Shares.

11.4	Subject to applicable law, regulations and interpretations, the value of Securities and other assets of the Company and the Net Asset Value of the Company as a whole determined pursuant to this Article 11 will be conclusive and binding on all of the Members and all Persons claiming through or under them.

12	REGISTER OF MEMBERS; CLOSING OF REGISTER OF MEMBERS OR FIXING RECORD DATE

12.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

12.2

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other proper purpose, the Managing Member may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed thirty days.

12.3	In lieu of, or apart from, closing the Register of Members, the Managing Member may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members, and for the purpose of determining the Members entitled to receive payment of any Dividend.

12.4	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Managing Member declaring such Dividend is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

13	DISCLOSURE

If required to do so under the laws of any jurisdiction to which the Company, the Master Fund, the Managing Member or any Administrator, the Custodian, Servicing Agent, Auditor or other service provider is subject, or in compliance with the rules of any stock exchange upon which the Company’s shares are listed, or to ensure the compliance by any person with any anti-money laundering law in any relevant jurisdiction, any of the Managing Member, any Administrator, Custodian, Servicing Agent or Auditor or other service provider of the Company, or any officer, director, employee or agent of any of them, shall be entitled to release or disclose any information in his or its possession regarding the affairs of the Company or a Member including, without limitation, any information contained in the Register of Members or subscription documentation of the Company (including any Subscription Agreement).

14	RIGHTS ATTACHING TO SHARES

The Shares shall have the following rights:

14.1	as to voting: the holder of a Share shall, in respect of that Share, have the right to receive notice of, attend at and vote as a Member at any general meeting of the Company;

14.2	as to capital: a Share shall confer upon the holder thereof the rights to participate in the surplus assets of the Company by reference to the Separate Fund attributable to the relevant class of Shares after the payment of all creditors as provided for in these Articles; and

14.3	as to income: the Shares shall confer on the holders thereof the right to receive Dividends as provided for in these Articles.

15	MANAGEMENT OF THE COMPANY

Without limiting the general powers and duties set forth herein, the Managing Member is hereby authorized and empowered on behalf and in the name of the Company, to devise, formulate and implement investment policies and strategies for the Company (which policies and strategies need not be reduced to written form), and select, approve and execute the investment of Company capital, in each case in accordance with (x) the investment policies and strategies set forth in the Offering Memorandum for the Master Fund and the Managing Member, and (y) the Asset Allocation Ranges.

16	NON-RECOGNITION OF TRUSTS

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

17	LIABILITY OF THE MANAGING MEMBER AND INDEMNITY

17.1	To the fullest extent permitted by law, the Company will, subject to Article 17.3, indemnify the Managing Member (including for this purpose each officer, director, employee or agent of the Managing Member, and their executors, heirs, assigns, successors or other legal representatives, with each such Person being referred to as an “indemnitee”) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been the Managing Member of the Company, or the past or present performance of services to the Company by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further right to appeal may be taken in any such action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Article 17 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. Federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this Article 17.

17.2	Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Company in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Company amounts paid if a determination is made that indemnification of the expenses is not authorized under Article 17.1, so long as (1) the indemnitee provides security for the undertaking, (2) the Company is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (3) a majority of the directors of the Managing Member (excluding any director of the Managing Member who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion determines, based on a review of readily available facts (as opposed to a full trial-type inquiry), that reason exists to believe that the indemnitee ultimately will be entitled to indemnification.

17.3	As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, indemnification will be provided in accordance with Article 17.1 if (1) approved as in the best interests of the Company by a majority of the directors of the Managing Member (excluding any director of the Managing Member who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder) upon a determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Company and that the indemnitee is not liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, or (2) the Managing Member secures a written opinion of independent legal counsel, based upon a review of readily available facts (as opposed to a full trial-type inquiry), to the effect that indemnification would not protect the indemnitee against any liability to the Company or its Members to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.

17.4	Any indemnification or advancement of expenses made in accordance with this Article 17 will not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office. In any suit brought by an indemnitee to enforce a right to indemnification under this Article 17, it will be a defense that the indemnitee has not met the applicable standard of conduct described in this Article 17. In any suit in the name of the Company to recover any indemnification or advancement of expenses made in accordance with this Article 17, the Company will be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Article 17, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Article 17 will be on the Company (or any Member acting derivatively or otherwise on behalf of the Company or its Members).

17.5	An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Article 17 or to which he, she or it may otherwise be entitled except out of the assets of the Company, and no Member will be personally liable with respect to any such claim for indemnification or advancement of expenses.

17.6	The rights of indemnification provided in this Article 17 will not be exclusive of or affect any other rights to which any Person may be entitled by contract or otherwise under law. Nothing contained in this Article 17 will affect the power of the Company to purchase and maintain liability insurance on behalf of the Managing Member or any other Person.

17.7	The Managing Member may enter into agreements indemnifying Persons providing services to the Company to the same, lesser or greater extent as set out in this Article 17.

18	RIGHTS AND LIABILITIES OF THE MEMBERS

18.1	Each Member shall, in addition to his liability in respect of his subscription for Shares, be liable in respect of the following:

18.1.1	if a Member fails to provide cleared funds as payment for his Share he shall be liable for the resulting losses or expenses;

18.1.2	if a Member is required to indemnify the Company he shall be liable to the full extent of that indemnity; or

18.1.3	if the subscription documentation (including any Subscription Agreement) delivered by a Member in connection with his purchase of Shares shall contain any material misstatements or omissions he shall be liable to indemnify the Company against any loss it may suffer as a result.

19	TRANSFERS OF SHARES

19.1	The Managing Member shall not be permitted to Transfer any Share, except (a) that the Company may repurchase Shares (in accordance with Article 9); or (b) as permitted by, and subject to such terms as may be set by, the 1940 Act and the U.S. Securities and Exchange Commission, and in any event only as permitted by the Managing Member in its sole and absolute discretion.

19.2	If a Transfer is permitted under Article 19.1 of all or part of the Shares to a transferee (a “Transferee”) of those Shares, the following conditions shall be required to be satisfied:

19.2.1	the Member and the Transferee have provided the Company with a copy of an executed and delivered instrument of transfer evidencing the Transfer, together with an opinion of counsel from such Member in form and substance satisfactory to the Company and its counsel;

19.2.2	the Member and the Transferee have executed and delivered such other instruments and taken such other action as the Company shall have deemed necessary or desirable to carry out the Transfer, including the execution by the Transferee of a Subscription Agreement, or an equivalent in a form satisfactory to the Company;

19.2.3	the Member or proposed Transferee have reimbursed the Company for any expenses (including attorneys’ fees) incurred by or on behalf of the Company in respect of such Transfer; and

19.2.4	any other conditions as may have been reasonably specified by the Managing Member.

20	CONFLICTS OF INTEREST

The Members shall have no fiduciary duty to account to the Company in respect of profits derived from activities outside the Company, it being acknowledged and agreed that the provisions of the respective governing documents of the Master Fund and the Managing Member and the Offering Memorandum shall control in this regard.

21	SEPARATE FUNDS

21.1	The Managing Member shall establish a Separate Fund for each class of Shares and each Separate Fund shall be designated by reference to a class of Shares.

21.2

The proceeds from the issue of each class of Shares shall be applied in the books of the Company to the Separate Fund established for that class of Shares. The assets and liabilities and income and expenditure attributable to that Separate

Fund shall be applied to such Separate Fund and, subject to the provisions of these Articles, to no other Separate Fund.

21.3	Where any asset is derived from another asset (whether cash or otherwise), such derivative asset shall be applied in the books of the Company to the same Separate Fund as the asset from which it was derived, and on each revaluation of an asset the increase or diminution in value shall be applied to the same Separate Fund and, subject to the provisions of these Articles, to no other Separate Fund.

21.4	In the case of any asset or liability of the Company which the Managing Member does not consider is attributable to a particular Separate Fund, the Managing Member shall have discretion to determine the basis upon which any such asset or liability shall be allocated between or among Separate Funds.

21.5	The Managing Member may, in the books of the Company, allocate assets and liabilities to and from Separate Funds if, as a result of a creditor proceeding against certain of the assets of the Company or otherwise, a liability would be borne in a different manner from that in which it would have been borne if applied under the foregoing Articles.

21.6	The Managing Member may from time to time transfer, allocate or exchange an asset or liability from one Separate Fund to another Separate Fund provided that at the time of such transfer, allocation or exchange the Managing Member forms the opinion (in good faith) that the value in money or money’s worth of each such asset or liability transferred, allocated or exchanged is not significantly less or more than the value in money or money’s worth received by the Separate Fund from which such asset or liability is transferred, allocated or exchanged.

22	ACCOUNTS, FISCAL PERIOD AND REPORTS TO MEMBERS

22.1	The Managing Member shall prepare or cause to be prepared annual accounts of the Company. The annual accounts shall be audited by the Auditors in accordance with U.S. generally accepted accounting principles. The accounts of the Company shall be made up in United States dollars, unless the Managing Member decides otherwise.

22.2	The first fiscal year of the Company shall commence on the Closing Date and shall end on December 31, 2005, and thereafter each fiscal year shall commence on January 1, and end on December 31 in each calendar year.

22.3	The Company shall use all reasonable efforts to send copies of the following to the Members at their registered addresses:

22.3.1	As soon as reasonably practicable after the end of each fiscal year of the Company, the Company shall cause to be prepared and furnished to each Member an annual report containing:

22.3.1.1	audited financial statements for such fiscal year;

22.3.1.2	a tax statement showing the items dividend or other corporate distribution allocated to such Member pursuant to the provisions of the Code in sufficient detail to enable such Member to prepare its income tax returns in accordance with the laws, rules and regulations thereunder then prevailing; and

22.3.1.3	a statement showing the changes to such Member’s Net Asset Value per Share with respect to such fiscal year.

22.3.2	As soon as reasonably practicable after the end of each fiscal quarter of the Company, the Company shall furnish to each Member an informal report with respect to the Master Fund’s investments and its investment returns thereon.

22.4	The Members shall such rights to inspect the books, records and statements of the Company (including the Register maintained under Article 12) as provided by the Offering Memorandum, the governing documents of the Master Fund or the Managing Member, or applicable law, regulations or intepretations. The Managing Member shall maintain or shall cause the Company to maintain duplicate copies of the books and records of the Company (including, without limitation, the Register of Members) at an office located in the United States, so as to provide the U.S. Securities and Exchange Commission and its staff with access to the Company’s books and records consistent with the requirements of Section 31 of the 1940 Act or other applicable law, regulations or interpretations.

22.5	The Managing Member shall make any and all elections on behalf of the Company and the Members under any applicable tax law as the Managing Member shall deem to be in the best interests of the Company or the Members. The Company shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any tax returns which shall be required to be filed by the Company.

23	AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

23.1	The Company may by Ordinary Resolution:

23.1.1	increase the share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

23.1.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

23.1.3	by subdivision of its existing Shares or any of them divide the whole or any part of its Share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

23.1.4	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person.

23.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

23.3	Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

23.3.1	change its name;

23.3.2	alter or add to these Articles;

23.3.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

23.3.4	reduce its share capital and any capital redemption reserve fund.

24	WINDING UP

24.1	The business of the Company shall terminate and the winding up of the Company shall commence if any of the following dates or events occur (each a “Termination Event”):

24.1.1	December 31, 2050, in accordance with the provisions of Section 133(1)(b) of the Statute, provided that if the Managing Member determines in its sole discretion that an extension of the term of the Company would be in the interests of the Company, the term of the Company may be extended by the Managing Member for such further period as the Managing Member with the approval of an Extraordinary Resolution shall determine;

24.1.2	Upon the determination of the Managing Member and the approval of an Extraordinary Resolution;

24.1.3	as required under the governing documents of the Managing Member or the Master Fund, or under the Offering Memorandum; and

24.1.4	as otherwise required by operation of law.

24.2

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as he thinks fit. The liquidator shall in relation to the assets available for distribution among the Members make in the books of the Company such transfers thereof to and from Separate Funds as may be necessary in order that the effective burden of such creditors’ claims may be shared among the holders of Shares of different classes in such proportions as the liquidator in his absolute discretion may think equitable.

24.3	The assets available for distribution among the Members shall then be applied as follows: the balance in each Separate Fund shall be paid to the holders of Shares designated by reference to that Separate Fund, pro rata based on the Net Asset Value per Share of the relevant class held, subject to a deduction from those Shares in respect of which there are monies due, of all monies due to the Company for unpaid calls, or otherwise.

24.4	If the Company shall be wound up (whether the liquidation is voluntary or by or under the supervision of the Court) the liquidator may, with the authority of an Ordinary Resolution or Ordinary Resolutions passed by the holders of Shares (whether as a whole or at separate class meetings), divide among the Members in kind the whole or any part of the assets of the Company, and whether or not the assets shall consist of property of one kind or shall consist of properties of different kinds, and may for such purposes set such value as he deems fair upon any one or more class or classes of property, and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of Members as the liquidator, with the like authority, shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no Member shall be compelled to accept any shares in respect of which there is a liability.

25	VARIATION OF RIGHTS OF SHARES

25.1	Subject to the Statute, all or any of the special rights for the time being attached to any Shares in issue (unless otherwise provided by the terms of issue of those Shares) may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of a class of Shares or with the sanction of a resolution passed with a two-thirds majority at a separate class meeting of the holders of such Shares on the Register of Members at the date on which notice of such separate class meeting is given.

25.2	For the purposes of a separate class meeting the Managing Member may treat two or more or all the classes of Shares as forming one class if the Managing Member considers that two or more or all such classes would be affected in the same way by the proposals under consideration, and shall treat all classes of Shares as forming one class to the extent required by applicable law, regulations and interpretations, but in any other case shall treat them as separate classes.

25.3

The special rights attached to each class of Share shall be deemed to be varied by the creation or issue of any Shares ranking in priority to them with respect to participation in the profits or assets of the Company, except where the Shares so created or issued are Shares in relation to which a Separate Fund is established, and the priority granted to the holders of such Shares in relation to the profits or assets of such Separate Fund (or any other assets of the Company) is no greater than the priority granted to the holders of the Shares of each other class then in issue in respect of the profits and assets of the Separate Funds to which such last mentioned Shares relate.

25.4	Subject to the foregoing Articles, the special rights conferred upon the holders of Shares issued with preferred or other special rights shall not (unless otherwise expressly provided by the conditions of issue of such Shares) be deemed to be varied by:

25.4.1	the creation, allotment or issue of further Shares ranking pari passu therewith;

25.4.2	by the creation, allotment, issue, repurchase or redemption of Shares of any class;

25.4.3	by the conversion of Shares of any class into Shares of another class as provided for in these Articles;

25.4.4	by the exercise of the powers to allocate assets (or amounts treated as notional assets), and charge liabilities to the various Separate Funds or any of them and to transfer the same to and from the various Separate Funds or any of them as provided for in these Articles.

26	GENERAL MEETINGS

26.1	All general meetings other than annual general meetings shall be called extraordinary general meetings. The Managing Member may call general meetings.

26.2	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Managing Member shall appoint and if no other time and place is prescribed by the Managing Member, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Managing Member (if any) shall be presented.

26.3	The Managing Member shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

26.4	A Members’ requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than ten per cent. in par value of the Shares of the Company as at that date which carry the right to vote at general meetings of the Company.

26.5	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

26.6	If the Managing Member does not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

26.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Managing Member.

27	CLASS MEETINGS

27.1	A class meeting for holders of a class of Shares may be held for:

27.1.1	a proposed variation in the rights attached to any Share as set out in these Articles; or

27.1.2	for the approval of a distribution in specie of the assets of the Company by a liquidator as set out in these Articles.

27.2	To any such class meeting all the provisions of these Articles as to general meetings shall mutatis mutandis apply, but so that any holder of a Share present in person or by proxy may demand a poll, and on a poll in respect of a class meeting in which there is more than one class of Shares the voting rights attributable to each Share shall be based on the Net Asset Value per Share (calculated as at the most recent Valuation Day) and not on the basis of one share, one vote.

28	NOTICE OF GENERAL MEETINGS

28.1	At least five days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

28.1.1	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

28.1.2	in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent in par value of the Shares giving that right.

28.2	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

29	PROCEEDINGS AT GENERAL MEETINGS

29.1	No business shall be transacted at any general meeting unless a quorum is present. Two Members entitled to attend and vote being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorised representative.

29.2	A person may, with the consent of the Managing Member, participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

29.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

29.4	If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Managing Member may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

29.5	A duly authorized representative of the Managing Member shall preside as chairman at every general meeting of the Company, or if there is no such duly authorized representative, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Members present shall choose one of their number to be chairman of the meeting.

29.6	The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

29.7	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman or any other Member or Members collectively present in person or by proxy and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demands a poll.

29.8	Unless a poll is duly demanded, a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

29.9	The demand for a poll may be withdrawn.

29.10	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

29.11	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

29.12	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

30	VOTES OF MEMBERS

30.1	Subject to any rights or restrictions attached to any Shares, on a show of hands every Member entitled to vote who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person, is present by its duly authorised representative, shall have one vote and on a poll every Member shall have one vote for every Share of which he is the holder.

30.2	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

30.3	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

30.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of such Shares have been paid.

30.5	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

30.6	On a poll or on a show of hands votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

30.7	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

31	PROXIES

31.1	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

31.2	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

31.2.1	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

31.2.2	in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less that 24 hours before the time appointed for the taking of the poll; or

31.2.3	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any Managing Member;

provided that the Managing Member may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited at the Registered Office no later than the time for holding the meeting or adjourned meeting. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

31.3	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

31.4	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

31.5	The Managing Member shall cause the Company to observe and comply with the procedures set forth in the Offering Memorandum relating to proxy voting with respect to securities held by the Master Fund and with respect to the securities of the Master Fund itself.

32	CORPORATE MEMBERS

Any corporation or other non-natural person which is a Member of the Company may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

33	SHARES BENEFICIALLY OWNED BY THE COMPANY

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

34	MANAGING MEMBER IN LIEU OF DIRECTORS

In lieu of a board of directors, the Company shall be managed by its Managing Member, which shall have all power, authority, rights and obligations of a board of directors under the Statute. The initial Managing Member of the Company shall be determined in writing by, or appointed by a resolution of, the subscribers. The Company may by Extraordinary Resolution remove the Managing Member and appoint another Member to fill the vacancy created by such removal.

35	POWERS OF MANAGING MEMBER

35.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Managing Member who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Managing Member which would have been valid if that alteration had not been made or that direction had not been given.

35.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Managing Member shall determine by resolution.

35.3	The Managing Member may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party, in each case consistent with the Offering Memorandum, the governing documents of the Managing Member and the Master Fund, and applicable law, regulations and interpretations.

36	DELEGATION OF MANAGING MEMBER’S POWERS

36.1	The Managing Member may delegate any of its powers to any committee consisting of persons as the Managing Member may designate. Any such delegation may be made subject to any conditions the Managing Member may impose, and either collaterally with or to the exclusion of its own powers and may be revoked or altered.

36.2

The Managing Member may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Managing Member may impose, and either collaterally with or to the exclusion of its own powers and may be revoked or altered.

36.3	The Managing Member may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Managing Member may determine, provided that the delegation is not to the exclusion of its own powers and may be revoked by the Managing Member at any time.

36.4	The Managing Member may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Managing Member, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Managing Member under these Articles) and for such period and subject to such conditions as the Managing Member may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Managing Member may think fit and may also authorise any such attorney or other company, firm or person to delegate all or any of the powers, authorities and discretions vested in him.

36.5	The Managing Member may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Managing Member may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Managing Member.

37	SEAL

37.1	The Company may, if the Managing Member so determines, have a Seal. The Seal shall only be used by the authority of the Managing Member or of a committee authorised by the Managing Member. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be an officer or other person appointed by the Managing Member for the purpose.

37.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Managing Member so determines with the addition on its face of the name of every place where it is to be used.

37.3	A duly authorised representative of the Managing Member or officer, representative or attorney of the Company may without further authority of the Managing Member affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

38	NOTICES

38.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail.

38.2	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

38.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

38.4	Notice of every general meeting shall be given in the manner authorised by these Articles to every person shown as holding Shares in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

39	TRANSFER BY WAY OF CONTINUATION

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

40	CONSENT TO JURISDICTION OF U.S. COURTS

The Managing Member shall cause the Company to consent to, and the Company hereby consents to, the personal jurisdiction of the courts of the United States and the U.S. Securities and Exchange Commission.

41	ARTICLES OF ASSOCIATION AS CONTRACT RIGHT

The Managing Member shall be entitled to enforce these Articles as a matter of contract right in the United States.

DATED this [            ] day of March, 2005.

M&C Corporate Services Limited

acting by:

[ ]

[ ]

[ ]
Witness to the above signatures

I,                                                              Registrar of Companies in and for the Cayman Islands DO HEREBY CERTIFY that this is a true and correct copy of the Articles of Association of this Company duly incorporated on the [            ] day of March, 2005.

REGISTRAR OF COMPANIES

SCHEDULE “A”

Asset Allocation Ranges

The initial “Asset Allocation Ranges” for investments of the Master Fund are intended to be as follows:

Asset Class	Range(1)
Domestic Equity	10%-40%
International Equity	5%-25%	(2)
Emerging Markets Equity	3%-10%	(2)
Global/Opportunistic Equity	0%-15%
Alternative Class/Absolute Return	10%-25%
Traditional Fixed Income	5%-20%
Enhanced Fixed Income	0%-20%
Private Equity	0%-20%	(3)
Real Estate	0%-15%	(3)
Energy/Natural Resources	0%-15%	(3)
Commodities/Gold	0%-15%

(1)	The Master Fund’s investments in Managed Futures/Other Derivatives Products are not included in the Asset Allocation Ranges set forth above, because rather than constituting an Asset Class, such investments will be used to gain exposure to the above Asset Classes.

(2)	Effective July 1, 2005, the Emerging Markets Equity Asset Class will be merged into the International Equity Asset Class and the allocation range for International Equity will be changed to 5-35%.

(3)	Initially, the Master Fund will likely have little, if any, capital allocated to Illiquid Funds focusing on private equity, real estate and/or energy/natural resources Investment Funds. Securities issued by private partnerships investing in private equity, real estate and/or energy/natural resources may be more illiquid than securities issued by other Investment Funds generally, because such partnerships’ underlying investments may tend to be less liquid than other types of investments. The Adviser anticipates that it will invest primarily in investments that are not as illiquid as such partnerships, and therefore the Master Fund may have little, if any, capital allocated to such partnerships, until the Adviser determines that, among other things, the Master Fund is large enough to have gained appropriate diversification. In addition, the Adviser anticipates that attractive opportunities to invest in such partnerships will typically occur only periodically, as the Investment Managers in this asset class often only raise capital for new partnerships when existing partnerships are substantially invested. Accordingly, most, if not all, of the exposure that the Master Fund will initially have to real estate and energy is expected to be principally through investments in Liquid Funds that invest in publicly traded REITs and energy securities, respectively. In order to make certain investments to gain exposure in private equity, private energy/natural resources and private real estate and certain other Asset Classes, the Managing Member and the Master Fund will have to seek exemptive relief from the SEC which may include relief permitting the Managing Member to invest in a second master fund. Until such relief is obtained, the Master Fund will be limited in the amount of capital that it can allocate to such Asset Classes. See “GENERAL RISKS – Exemptive Relief Required” section of the Offering Memorandum.